                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                   Form 8-K

                                CURRENT REPORT
                      Pursuant to Section 13 or 15(d) of
                      the Securities Exchange Act of 1934

       Date of Report (Date of earliest event reported):  March 12, 1999



                           O'REILLY AUTOMOTIVE, INC.
--------------------------------------------------------------------------------
            (Exact name of registrant as specified in its charter)


              Missouri                     0-21318               44-0618012
--------------------------------    --------------------    --------------------
   (State or other jurisdiction)    (Commission File No.)   (I.R.S. Employer
                                                            Identification No.)

233 South Patterson, Springfield, Missouri                         65802
------------------------------------------                  --------------------
 (Address of principal executive offices)                        (Zip Code)



      Registrant's telephone number, including area code: (417) 862-2674


ITEM 5.  Other Events

     This Current Report on Form 8-K is being filed to provide the historical financial statements of O'Reilly Automotive, Inc., a Missouri corporation (the "Company"), as of the year ended December 31, 1998. In addition, the Company has included Selected Financial Data (pursuant to Item 301 of Regulation S-K) and Management's Discussion and Analysis of Financial Condition and Results of Operations for (i) the year ended December 31, 1998 compared to the year ended December 31, 1997 and (ii) the year ended December 31, 1997 compared to the year ended December 31, 1996 (pursuant to Item 303 of Regulation S-K).

ITEM 7(c). Exhibits

     The following exhibits are included as part of this Current Report on Form 8-K in connection with the filing of the Company's financial statements:

23.1 Consent of Ernst & Young LLP

27.1 Financial Data Schedule (for SEC use only)

                      SELECTED CONSOLIDATED FINANCIAL DATA

   The following table sets forth our selected consolidated financial data and other operating information. The selected consolidated financial data is derived from our consolidated financial statements which have been audited by Ernst & Young LLP, independent auditors. The selected consolidated financial data should be read in conjunction with the consolidated financial statements, related notes, and other financial information included or incorporated by reference herein.

                                       Years Ended December 31,
                             ------------------------------------------------
                               1994      1995      1996      1997      1998
                                 (In thousands, except per share and
                                           operating data)
Income Statement Data:
Product sales..............  $167,057  $201,492  $259,243  $316,399  $616,302
Cost of goods sold,
 including warehouse and
 distribution expenses.....    97,758   116,768   150,772   181,789   358,439
                             --------  --------  --------  --------  --------
Gross profit...............    69,299    84,724   108,471   134,610   257,863
Operating, selling, general
 and administrative
 expenses..................    52,142    62,687    79,620    97,526   200,962
                             --------  --------  --------  --------  --------
Operating income...........    17,157    22,037    28,851    37,084    56,901
Other income (expense),
 net.......................       376       236     1,182       472    (6,958)
                             --------  --------  --------  --------  --------
Income before income taxes.    17,533    22,273    30,033    37,556    49,943
Provision for income taxes.     6,461     8,182    11,062    14,413    19,171
                             --------  --------  --------  --------  --------
Net income.................  $ 11,072  $ 14,091  $ 18,971  $ 23,143  $ 30,772
                             ========  ========  ========  ========  ========
Net income per common
 share.....................  $   0.64  $   0.79  $   0.91  $   1.10  $   1.45
                             ========  ========  ========  ========  ========
Net income per common
 share--assuming dilution..  $   0.64  $   0.79  $   0.90  $   1.09  $   1.42
                             ========  ========  ========  ========  ========
Weighted average common
 shares outstanding........    17,310    17,820    20,864    21,043    21,238
Weighted average common
 shares outstanding--
 assuming dilution.........    17,389    17,902    21,032    21,277    21,602
Selected Operating Data:
Number of stores at
 beginning of year.........       145       165       188       219       259
Net stores added (a).......        20        23        31        40       232(b)
Number of stores at year
 end.......................       165       188       219       259       491
Total store square footage
 at year end (in 000's)
 (c).......................       785       923     1,155     1,454     3,172
Weighted average product
 sales per store (in 000's)
 (c).......................  $  1,007  $  1,101  $  1,239  $  1,306  $  1,368
Percentage increase in same
 store product sales (d)...       8.9%      8.9%     14.4%      6.8%      6.8%

                                          As of December 31,
                             ------------------------------------------------
                               1994      1995      1996      1997      1998
                                            (In thousands)
Balance Sheet Data:
Working capital............  $ 41,416  $ 80,471  $ 74,403  $ 93,763  $208,363
Total assets...............    87,327   153,604   183,623   247,617   493,288
Short-term debt............       311       231     3,154       130    13,691
Long-term debt, less
 current portion...........       461       358       237    22,641   170,166
Shareholders' equity.......    70,224   133,870   155,782   182,039   218,394

---------------------
(a) Two stores were closed during 1997 and one was closed in 1998. Additionally, seven former Hi-Lo Automotive, Inc. stores located in California were sold in 1998. No other stores were closed or sold during the periods presented.
(b) Reflects 182 net stores acquired in the acquisition of Hi-Lo and 50 net stores opened.
(c) Total square footage includes normal selling, office, stockroom and receiving space. Weighted average product sales per store are weighted to consider the approximate dates of store openings.
(d) We calculate same store product sales based on the change in product sales of only those stores open during both full periods being compared. We calculate the percentage increase in same store product sales based on store sales results which exclude sales of specialty machinery, sales by outside salesmen and sales to employees.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

   The following discussion of our financial condition, results of operations and liquidity and capital resources should be read in conjunction with our consolidated financial statements, related notes and other financial information included elsewhere in this prospectus.

   We are one of the largest specialty retailers of automotive aftermarket parts, tools, supplies, equipment and accessories in the United States, selling our products to both do-it-yourself, or DIY, customers and professional installers. Our stores carry an extensive product line consisting of new and remanufactured automotive hard parts, maintenance items and accessories, and a complete line of autobody paint and related materials, automotive tools and professional service equipment.

   In January 1998, we acquired Hi-Lo for a cash purchase price of approximately $49.3 million. At the time of the acquisition, Hi-Lo had $43.2 million of existing debt, among other liabilities, which we assumed. Through the Hi-Lo acquisition, we acquired a net of 182 stores and a 425,000 square foot distribution center located in Houston, Texas.

   We calculate same store product sales based on the change in product sales of only those stores open during both full periods being compared. We calculate the percentage increase in same store product sales based on store sales results which exclude sales of specialty machinery, sales by outside salesmen and sales to employees.

   Cost of goods sold consists primarily of product costs and warehouse and distribution expenses. Cost of goods sold as a percentage of product sales may be affected by variations in our product mix, price changes in response to competitive factors and fluctuations in merchandise costs and vendor programs.

   Operating, selling, general and administrative expenses consist primarily of store payroll, store occupancy, advertising expenses, other store expenses and general and administrative expenses, including salaries and related benefits of corporate employees, administrative office occupancy expenses, data processing, professional expenses and other related expenses.

Results of Operations

   The following table sets forth certain of our summary income statement data as a percentage of product sales for the years indicated:

                                                    Years Ended December 31,
                                                   ----------------------------
                                                     1996      1997      1998
      Product sales..............................     100.0%    100.0%    100.0%
      Cost of goods sold, including warehouse and
       distribution expenses.....................      58.2      57.5      58.2
                                                   --------  --------  --------
      Gross profit...............................      41.8      42.5      41.8
      Operating, selling, general and
       administrative
       expenses..................................      30.7      30.8      32.6
                                                   --------  --------  --------
      Operating income...........................      11.1      11.7       9.2
      Other income (expense).....................       0.5       0.1      (1.1)
                                                   --------  --------  --------
      Income before income taxes.................      11.6      11.8       8.1
      Provision for income taxes.................       4.3       4.5       3.1
                                                   --------  --------  --------
      Net income.................................       7.3%      7.3%      5.0%
                                                   ========  ========  ========

1998 Compared to 1997

   Product sales increased $299.9 million, or 94.8% from $316.4 million in 1997 to $616.3 million in 1998 due to 182 net additional stores acquired from Hi-Lo, 50 net additional stores opened during 1998, and a $33.1 million, or 6.8% increase in same store product sales. We believe that the customer acceptance experienced by these new stores and the increased product sales achieved by the existing stores is the result of our offering of a broader selection of stock keeping units in most stores, an increased promotional and advertising effort through a variety of media and localized promotional events, and continued improvement in the merchandising and store layouts of most stores. Also, our continued focus on serving professional installers contributed to increased sales.

   Gross profit increased 91.6% from $134.6 million (or 42.5% of product sales) in 1997 to $257.9 million (or 41.8% of product sales) in 1998. The decrease in gross profit margin was primarily attributable to the inclusion of eleven months of Hi-Lo operations, which resulted in a higher cost of sales. The decrease was offset partially by continued improvements in our product acquisition programs and conversions in the product lines in the Hi-Lo stores.

   Operating, selling, general and administrative expenses increased $103.4 million from $97.5 million (or 30.8% of product sales) in 1997 to $201.0 million (or 32.6% of product sales) in 1998. The increase in these expenses in dollar amount and as a percentage of sales primarily resulted from the Hi-Lo acquisition and net store openings, as well as the addition of team members and facilities to support the increased level of our operations.

   Other income (expense) decreased by $7.5 million from income of $0.5 million in 1997 to expense of $7.0 million in 1998, primarily due to increased interest expense from higher balances on long-term debt principally resulting from the Hi-Lo acquisition and growth in the scope of our operations.

   Our provision for income taxes was 38.4% of income before income taxes in 1998 and 1997.

   Principally as a result of the foregoing, net income in 1998 was $30.8 million, or 5.0% of product sales, an increase of $7.6 million (or 33.0%) from net income in 1997 of $23.1 million, or 7.3% of product sales.

1997 Compared to 1996

   Product sales increased $57.2 million, or 22.1%, from $259.2 million in 1996 to $316.4 million in 1997 due to 40 net additional stores opened during 1997 and a $15.6 million, or 6.8%, increase in same store product sales. We believe that the customer acceptance experienced by these new stores and the increased product sales achieved by the existing stores is the result of our continuation of media advertising during 1997 at levels comparable to those set in 1996, an increase in the broad selection of stock keeping units at the newer or recently renovated or relocated stores, the increase in inventory levels at most stores, and the increasing penetration of the general geographic markets in which we operate.

   Gross profit increased 24.1% from $108.5 million (or 41.8% of product sales) in 1996 to $134.6 million (or 42.5% of product sales) in 1997. The increase in gross profit margin was primarily attributable to lower product costs resulting from our obtaining increased volume discounts and other economies of scale. The increase was partially offset by continued price competition among automotive parts retailers.

   Operating, selling, general and administrative expenses increased $17.9 million from $79.6 million (or 30.7% of product sales) in 1996 to $97.5 million (or 30.8% of product sales) in 1997. The increased dollar amount of these expenses resulted primarily from the new store openings and additions to administrative staff and facilities which occurred during 1997 in order to support our increased level of operations.

   Our provision for income taxes increased from 36.8% of income before income taxes in 1996 to 38.4% in 1997. The increase in the effective income tax rate was primarily due to more of our sales occurring in states with higher income tax rates. Additionally, in 1996, interest income of over $400,000 was tax exempt, but all interest income was taxable in 1997.

   Principally as a result of the foregoing, net income in 1997 was $23.1 million, or 7.3% of product sales, an increase of $4.1 million (or 21.6%) from net income in 1996 of $19.0 million, or 7.3% of product sales.

Liquidity and Capital Resources

   Net cash provided by operating activities was $4.9 million in 1996 and $17.9 million in 1997. Net cash used in operating activities was $19.1 million in 1998. The increase in 1997 compared to 1996 is principally the result of increases in net income and accounts payable and accrued expenses, partially offset by an increase in inventory. The increase in inventory is due to the addition in 1997 of 40 net stores and an increase in inventory levels at most stores and the distribution centers. The net cash used in operating activities in 1998 is principally the result of increases in inventory, amounts receivable from vendors, refundable income taxes, accounts receivable and accrued payroll, net of increases in accounts payable and deferred income taxes. The increase in inventory is due to the addition of 50 net stores, an increase in inventory levels at many stores particularly the acquired Hi-Lo stores and increases in inventory at the Oklahoma City distribution center, due to its expansion, and the Houston distribution center, to improve order fill and service levels.

   Net cash used in investing activities was $11.2 million in 1996, $37.7 million in 1997 and $100.8 million in 1998. The increase in cash used in 1997 was primarily due to increased capital expenditures without any offsetting proceeds from the sale of short-term investments. The increase in cash used in 1998 was primarily due to the purchase of Hi-Lo and increased capital expenditures.

   Capital expenditures were $34.5 million in 1996, $37.2 million in 1997 and $57.7 million in 1998. These expenditures were primarily related to the opening of new stores as well as the relocation or remodeling of existing stores. We opened 31 new stores and remodeled or relocated 32 stores in 1996. In 1997, we opened 40 net stores and remodeled or relocated 28 stores. In 1998, we opened 50 net stores and renovated or relocated 18 stores. Also, in 1996, 1997 and 1998, we purchased real estate for new stores and store relocations totaling approximately $7.8 million, $8.1 million and $9.9 million, respectively. In 1997, we purchased real estate for the Des Moines distribution center totaling $0.7 million. Construction costs for the Des Moines distribution center, which is scheduled to be completed in April 1999, totaled $3.7 million at December 31, 1998.

   Our continuing store expansion program requires significant capital expenditures and working capital principally for inventory requirements. The costs associated with the opening of a new store (including the cost of land acquisition, improvements, fixtures, inventory and computer equipment) are estimated to average approximately $900,000 to $1.1 million; however, such costs may be significantly reduced where we lease, rather than purchase, the store site. Although the cost to acquire the business of an independently owned parts store varies, depending primarily upon the amount of inventory and the amount, if any, of real estate being acquired, we estimate that the average cost to acquire such a business and convert it to one of our stores is approximately $400,000. We plan to finance our expansion program through cash expected to be provided from operating activities and available borrowings, after the application of the proceeds from this offering.

   On July 8, 1997, our Board of Directors declared a two-for-one stock split effected in the form of a 100% stock dividend to all shareholders of record as of July 31, 1997. The stock dividend was paid on August 31, 1997.

   In order to fund the Hi-Lo acquisition, our continuing store expansion program, and our working capital and general corporate needs, we replaced our lines of credit in January 1998 with an unsecured, five-year syndicated credit facility totaling $173 million. The facility is comprised of a $125 million revolving loan, a $5 million sublimit for the issuance of letters of credit and a $48 million term loan. This credit facility is guaranteed by our subsidiaries. At December 31, 1998, the effective interest rate on the revolving and term loan portions, which each mature on January 27, 2003, was 6.22% per annum. At December 31, 1998, there were no borrowings available under this credit facility.

   In January 1999, we amended the above credit facility to increase the amount available under the revolving facility by $35 million. The additional $35 million is available until July 31, 1999 or until a "capital markets event" occurs. We believe that this offering will constitute a capital markets event. The additional $35 million bears interest at the same rate as the revolving credit facility discussed above.

   We believe that the proceeds from this offering, combined with our existing cash, short-term investments, cash expected to be provided by operating activities, available bank credit facilities and trade credit will be sufficient to fund both our short and long-term capital needs for the foreseeable future.

Inflation and Seasonality

   We succeeded, in many cases, in reducing the effects of merchandise cost increases principally by taking advantage of vendor incentive programs, economies of scale resulting from increased volume of purchases and selective forward buying. As a result, we do not believe that our operations have been materially affected by inflation.

   Our business is somewhat seasonal primarily as a result of the impact of weather conditions on store sales. Store sales and profits have historically been higher in the second and third quarters (April through September) of each year than in the first and fourth quarters.

Quarterly Results

   The following table sets forth certain quarterly unaudited operating data for fiscal 1997 and 1998. The unaudited quarterly information includes all adjustments which management considers necessary for a fair presentation of the information shown.

   The unaudited operating data presented below should be read in conjunction with our consolidated financial statements and related notes included elsewhere in this prospectus, and the other financial information included herein.

                                                        Fiscal 1997
                                            -----------------------------------
                                             First    Second   Third    Fourth
                                            Quarter  Quarter  Quarter  Quarter
                                              (In thousands, except per share
                                                           data)
Product sales.............................. $ 68,472 $ 82,448 $ 87,517 $ 77,962
Gross profit...............................   29,191   34,715   36,531   34,173
Operating income...........................    7,928    9,493   10,467    9,196
Net income.................................    5,007    6,082    6,621    5,433
Net income per common share................     0.24     0.29     0.31     0.26
Net income per common share--assuming
 dilution.................................. $   0.24 $   0.29 $   0.31 $   0.25
                                                        Fiscal 1998
                                            -----------------------------------
                                             First    Second   Third    Fourth
                                            Quarter  Quarter  Quarter  Quarter
                                              (In thousands, except per share
                                                           data)
Product sales.............................. $118,269 $165,242 $172,784 $160,007
Gross profit...............................   50,669   66,201   69,345   71,648
Operating income...........................   10,602   13,745   15,435   17,119
Net income.................................    5,819    7,672    8,361    8,920
Net income per common share................     0.28     0.36     0.39     0.42
Net income per common share--assuming
 dilution.................................. $   0.27 $   0.36 $   0.39 $   0.41

Year 2000 Issue

   We have appointed an internal Year 2000 issue project manager and remediation team and have adopted a four phase approach of assessment, remediation, testing and contingency planning. The scope of the project includes our review of all internal software, hardware and operating systems and an assessment of the risk to our business posed by any lack of vendor preparedness with respect to the Year 2000 issue. We have completed the initial assessment of all internal systems, are progressing with the remediation and testing phases, and have begun contingency planning for information technology systems. We believe that this approach of assessment (including prioritization by business risk), remediation (including conversions to new software), testing of necessary changes, and contingency planning will minimize the business risk of the Year 2000 issue from internal systems.

   We are utilizing internal personnel to correct, replace and test our software and plan to complete the Year 2000 project no later than September 1, 1999. The total cost of the Year 2000 project is estimated at $100,000. Of the total project cost, approximately $25,000 represents the purchase of replacements or upgrades of software and hardware, which will be capitalized. We will expense the remaining portion of the project cost as incurred during 1999. As of December 31, 1998, we had spent approximately $33,060 on the Year 2000 project.

   We have established ongoing communications with all our significant vendors to monitor their progress in resolving their issues related to the Year 2000 issue. Many of such vendors have informed us that they are making substantial progress in resolving their Year 2000 issue. However, the most likely worst case scenario for us would entail failure of one or more of our significant vendors to continue operations (even temporarily) following transition to the year 2000. We have also contacted suppliers of products significant to our operations containing embedded chips to monitor their progress in resolving issues related to the Year 2000 issue. No material issues have been identified to date as a result of these contacts. We cannot guarantee that our business partners will adequately address issues related to the Year 2000 issue in a timely manner or that the failure of our business partners to correct these issues would not have a material adverse effect on the Company.

   We have completed contingency plans to be used in the event of a business interruption caused by the Year 2000 issue for some, but not all, of our internal information technology systems. Such plans are being developed for some of our other systems. Elements of our contingency plans include switching vendors and utilizing back-up systems that do not rely on computers.

   The cost and time estimated for the Year 2000 project are based on our best current estimates. We cannot guarantee that these estimates will be achieved and that planned results will be achieved.

New Accounting Standards

   Recent pronouncements of the FASB, which we were required to adopt in 1998, include SFAS No. 130, "Reporting Comprehensive Income" and SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information."

   SFAS No. 130 establishes standards for reporting and displaying comprehensive income and its components in a full set of general purpose financial statements. The statement requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. The adoption of SFAS No. 130 had no effect on our financial statements since we have no items of comprehensive income.

   SFAS No. 131 supersedes SFAS No. 14 and establishes new standards for the way that public companies report selected information about operating segments in annual financial statements and requires that those companies report selected information about segments in interim financial reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas and major customers. The adoption of SFAS No. 131 had no effect on our financial statements since we operate in a single segment.

   In June 1998, the Financial Accounting Standards Board issued SFAS No. 133 "Accounting for Derivative Instruments and Hedging Activities" which is required to be adopted in years beginning after June 15, 1999. The Company does not anticipate that the adoption of SFAS No. 133 will have a significant effect on the financial position or results of operations of the Company.

                   O'REILLY AUTOMOTIVE, INC. AND SUBSIDIARIES

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                            Page
Report of Independent Auditors............................................. F-3

Audited Consolidated Financial Statements

Consolidated Balance Sheets................................................ F-4
Consolidated Statements of Income.......................................... F-6
Consolidated Statements of Shareholders' Equity............................ F-7
Consolidated Statements of Cash Flows...................................... F-8
Notes to Consolidated Financial Statements................................. F-9

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Shareholders
O'Reilly Automotive, Inc. and Subsidiaries

   We have audited the accompanying consolidated balance sheets of O'Reilly Automotive, Inc. and Subsidiaries as of December 31, 1997 and 1998, and the related consolidated statements of income, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of O'Reilly Automotive, Inc. and Subsidiaries at December 31, 1997 and 1998, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.

                                          ERNST & YOUNG LLP

Kansas City, Missouri
March 2, 1999

                   O'REILLY AUTOMOTIVE, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                                December 31,
                                                              -----------------
                                                                1997     1998
                                                              -------- --------
                                                               (In thousands,
                                                                except share
                                                                    data)
Assets
Current assets:
  Cash....................................................... $  2,285 $  1,728
  Short-term investments.....................................    1,000      500
  Accounts receivable, less allowance for doubtful accounts
   of $363 in 1997
   and $613 in 1998..........................................   12,469   27,580
  Amounts receivable from vendors............................    4,969   26,660
  Inventory..................................................  111,848  246,012
  Refundable income taxes....................................      --     3,026
  Deferred income taxes......................................    1,424    2,838
  Other current assets.......................................      145    2,538
                                                              -------- --------
      Total current assets...................................  134,140  310,882
Property and equipment, at cost:
  Land.......................................................   28,000   40,131
  Buildings..................................................   53,507   81,770
  Leasehold improvements.....................................    9,230   17,898
  Furniture, fixtures and equipment..........................   36,362   56,897
  Vehicles...................................................   10,434   13,511
                                                              -------- --------
                                                               137,533  210,207
  Accumulated depreciation and amortization..................   29,093   39,256
                                                              -------- --------
                                                               108,440  170,951
Deferred income taxes........................................      --     3,178
Notes receivable.............................................    2,280    4,137
Other assets.................................................    2,757    4,140
                                                              -------- --------
      Total assets........................................... $247,617 $493,288
                                                              ======== ========

                                                                December 31,
                                                              -----------------
                                                                1997     1998
                                                              -------- --------
                                                               (In thousands,
                                                                except share
                                                                    data)
Liabilities and shareholders' equity
Current liabilities:
  Note payable to bank....................................... $    --  $  5,000
  Accounts payable...........................................   29,713   66,737
  Accrued expenses...........................................    6,386   18,446
  Accrued payroll............................................    1,647    3,645
  Income taxes payable.......................................    2,501      --
  Current portion of long-term debt..........................      130    8,691
                                                              -------- --------
    Total current liabilities................................   40,377  102,519
Long-term debt, less current portion.........................   22,641  170,166
Other liabilities............................................      415    2,209
Deferred income taxes........................................    2,145      --

Shareholders' equity:
  Preferred stock, $.01 par value:
    Authorized shares--5,000,000
    Issued and outstanding shares--none......................      --       --
  Common stock, $.01 par value:
    Authorized shares--30,000,000
    Issued and outstanding shares--21,125,493 in 1997 and
     21,349,700 in 1998......................................      211      213
  Additional paid-in capital.................................   77,077   82,658
  Retained earnings..........................................  104,751  135,523
                                                              -------- --------
      Total shareholders' equity.............................  182,039  218,394
                                                              -------- --------
      Total liabilities and shareholders' equity............. $247,617 $493,288
                                                              ======== ========



                            See accompanying notes.

                   O'REILLY AUTOMOTIVE, INC. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME

                                                   Year ended December 31,
                                                  ----------------------------
                                                    1996      1997      1998
                                                  --------  --------  --------
                                                  (In thousands, except per
                                                         share data)
Product sales.................................... $259,243  $316,399  $616,302
Cost of goods sold, including warehouse and
 distribution expenses...........................  150,772   181,789   358,439
Operating, selling, general and administrative
 expenses........................................   79,620    97,526   200,962
                                                  --------  --------  --------
                                                   230,392   279,315   559,401
                                                  --------  --------  --------
Operating income.................................   28,851    37,084    56,901
Other income (expense):
  Interest expense...............................      (37)     (139)   (8,126)
  Interest income................................      676       198       396
  Other, net.....................................      543       413       772
                                                  --------  --------  --------
                                                     1,182       472    (6,958)
                                                  --------  --------  --------
Income before income taxes.......................   30,033    37,556    49,943
Provision for income taxes.......................   11,062    14,413    19,171
                                                  --------  --------  --------
Net income....................................... $ 18,971  $ 23,143  $ 30,772
                                                  ========  ========  ========
Basic income per common share:
Net income per common share...................... $   0.91  $   1.10  $   1.45
                                                  ========  ========  ========
Weighted average common shares outstanding.......   20,864    21,043    21,238
                                                  ========  ========  ========
Income per common share--assuming dilution:
Net income per common share--assuming dilution... $   0.90  $   1.09  $   1.42
                                                  ========  ========  ========
Adjusted weighted average common shares
 outstanding.....................................   21,032    21,277    21,602
                                                  ========  ========  ========


                            See accompanying notes.

                   O'REILLY AUTOMOTIVE, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                   Common Stock   Additional
                                 ----------------  Paid-In   Retained
                                 Shares Par Value  Capital   Earnings   Total
                                 ------ --------- ---------- --------  --------
                                                (In thousands)

Balance at December 31, 1995.... 20,724   $104     $71,024   $ 62,742  $133,870
  Issuance of common stock under
   employee benefit plans.......     93    --        1,509        --      1,509
  Issuance of common stock under
   stock option plans...........    120      1       1,431        --      1,432
  Net income....................    --     --          --      18,971    18,971
                                 ------   ----     -------   --------  --------
Balance at December 31, 1996.... 20,937    105      73,964     81,713   155,782
  Two-for-one stock split.......    --     105         --        (105)      --
  Issuance of common stock under
   employee benefit plans.......     73    --        1,331        --      1,331
  Issuance of common stock under
   stock option plans...........    115      1       1,481        --      1,482
  Tax benefit of stock options
   exercised....................    --     --          301        --        301
  Net income....................    --     --          --      23,143    23,143
                                 ------   ----     -------   --------  --------
Balance at December 31, 1997.... 21,125    211      77,077    104,751   182,039
  Issuance of common stock under
   employee benefit plans.......     92      1       2,720        --      2,721
  Issuance of common stock under
   stock option plans...........    133      1       2,022        --      2,023
  Tax benefit of stock options
   exercised....................    --     --          839        --        839
  Net income....................    --     --          --      30,772    30,772
                                 ------   ----     -------   --------  --------
Balance at December 31, 1998.... 21,350   $213     $82,658   $135,523  $218,394
                                 ======   ====     =======   ========  ========



                            See accompanying notes.

                   O'REILLY AUTOMOTIVE, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                  Year ended December 31,
                                                 ----------------------------
                                                   1996      1997      1998
                                                 --------  --------  --------
                                                       (In thousands)
Operating activities
Net income...................................... $ 18,971  $ 23,143  $ 30,772
Adjustments to reconcile net income to net cash
 provided by (used in) operating activities:
  Depreciation and amortization.................    6,105     8,276    12,164
  Provision for doubtful accounts...............      592       662       250
  Gain on sale of property and equipment........     (281)      (44)     (134)
  Deferred income taxes.........................    1,483    (1,042)    7,629
  Common stock contributed to employee benefit
   plans........................................    1,028     1,331     1,629
  Tax benefit of stock options exercised........      --        301       839
  Postretirement benefits.......................       12        12        12
  Changes in operating assets and liabilities,
   net of the effects of the acquisition:
    Accounts receivable.........................   (2,428)   (1,835)   (5,809)
    Amounts receivable from vendors.............     (473)   (2,100)  (21,691)
    Inventory...................................  (24,930)  (27,939)  (53,328)
    Refundable income taxes.....................      564       172    (5,527)
    Other current assets........................      603      (446)     (179)
    Other assets................................     (709)     (581)   (1,753)
    Accounts payable............................    4,275    12,425    20,071
    Accrued expenses............................      830     2,433      (525)
    Accrued payroll.............................     (765)      604    (3,533)
    Income taxes payable........................      --      2,501       --
                                                 --------  --------  --------
      Net cash provided by (used in) operating
       activities...............................    4,877    17,873   (19,113)
Investing activities
Purchases of property and equipment.............  (34,459)  (37,180)  (57,732)
Acquisition, net of cash acquired...............      --        --    (49,296)
Proceeds from sale of property and equipment....      801       293     6,038
Purchases of short-term investments.............  (12,494)      --        --
Proceeds from sale of short-term investments....   34,904       --        500
Payments received on notes receivable...........       51       898       372
Advances made on notes receivable...............      (21)   (1,668)     (650)
                                                 --------  --------  --------
      Net cash used in investing activities.....  (11,218)  (37,657) (100,768)
Financing activities
Borrowings on notes payable to bank.............    3,000       --      5,000
Proceeds from issuance of long-term debt........      --     20,500   157,860
Principal payments on long-term debt............     (198)   (1,120)  (46,651)
Net proceeds from issuance of common stock......    1,913     1,482     3,115
                                                 --------  --------  --------
      Net cash provided by financing activities.    4,715    20,862   119,324
                                                 --------  --------  --------
Net increase (decrease) in cash.................   (1,626)    1,078      (557)
Cash at beginning of year.......................    2,833     1,207     2,285
                                                 --------  --------  --------
Cash at end of year............................. $  1,207  $  2,285  $  1,728
                                                 ========  ========  ========

                            See accompanying notes.

                   O'REILLY AUTOMOTIVE, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        December 31, 1996, 1997 and 1998

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Business

   O'Reilly Automotive, Inc. ("the Company") is a specialty retailer and supplier of automotive aftermarket parts, tools, supplies and accessories to both the "do-it-yourself" customer and the professional installer throughout Texas, Missouri, Oklahoma, Kansas, Iowa, Arkansas, Louisiana, Nebraska and Illinois.

Principles of Consolidation

   The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

Revenue Recognition

   The Company recognizes sales upon shipment of products.

Use of Estimates

   The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

Inventory

   Inventory, which consists of automotive hard parts, maintenance items, accessories and tools, is stated at the lower of cost or market. Cost has been determined using the last-in, first-out ("LIFO") method. If the first-in, first-out ("FIFO") method of costing inventory had been used by the Company, inventory would have been $119,135,000 and $246,402,000 as of December 31, 1997 and 1998, respectively.

Amounts Receivable from Vendors

   Amounts receivable from vendors consist primarily of amounts due the Company for rebates and other allowances.

Property and Equipment

   Property and equipment are carried at cost. Depreciation is provided on straight-line and accelerated methods over the estimated useful lives of the assets. Service lives for property and equipment generally range from three to 40 years. Leasehold improvements are amortized over the terms of the underlying leases. Maintenance and repairs are charged to expense as incurred. Upon retirement or sale, the cost and accumulated depreciation are eliminated and the gain or loss, if any, is included in the determination of net income as a component of other income (expense). The Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be fully recoverable.

                   O'REILLY AUTOMOTIVE, INC. AND SUBSIDIARIES

   The company capitalizes interest costs as a component of construction in progress, based on the weighted average rates paid for long-term borrowings. Total interest costs capitalized for the years ended December 31, 1997 and 1998, were $527,000 and $1,213,000, respectively. There were no interest costs capitalized during the year ended December 31, 1996.

Income Taxes

   The Company accounts for income taxes using the liability method in accordance with Statement of Financial Accounting Standards ("SFAS") No. 109. The liability method provides that deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

Advertising Costs

   The Company expenses advertising costs as incurred. Advertising expense charged to operations amounted to $3,156,000, $3,437,000 and $8,326,000 for the years ended December 31, 1996, 1997 and 1998, respectively.

Financial Instrument

   The Company utilizes interest rate swap agreements to manage interest rate risk on its floating rate debt. During 1998, the Company entered into an interest-rate swap agreement to modify the interest characteristics of its outstanding long-term debt from a floating rate to a fixed rate basis. This agreement involves the receipt of floating rate amounts in exchange for fixed rate interest payments over the life of the agreement without an exchange of the underlying principal amount. The differential to be paid or received is accrued as interest rates change and recognized as an adjustment to interest expense related to the debt. The related amount payable to or receivable from the counterparty is included in other liabilities or assets. The fair value of the swap agreement is not recognized in the consolidated financial statements and approximates its carrying cost.

Preopening Costs

   Costs associated with the opening of new stores, which consist primarily of payroll and occupancy costs, are charged to operations as incurred.

Stock Option Plans

   The Company has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25") and related interpretations in accounting for its employee stock options because, as discussed in Note 11, the alternative fair value accounting provided for under SFAS No. 123, "Accounting for Stock-Based Compensation," requires the use of option valuation models that were not developed for use in valuing employee stock options. Under APB 25, because the exercise price of the Company's stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

                   O'REILLY AUTOMOTIVE, INC. AND SUBSIDIARIES

Concentration of Credit Risk

   The Company grants credit to certain customers who meet the Company's pre-established credit requirements. Generally, the Company does not require security when trade credit is granted to customers. Credit losses are provided for in the Company's consolidated financial statements and consistently have been within management's expectations.

   The Company has provided long-term financing to a company, through a note receivable, for the construction of an office building which is leased by the Company (see Note 7). The note receivable, amounting to $2,271,000 and $2,203,000 at December 31, 1997 and 1998, respectively, bears interest at 6% and is due in January 2005.

   The carrying value of the Company's financial instruments, including cash, short-term investments, accounts receivable, accounts payable and long-term debt, as reported in the accompanying consolidated balance sheets, approximates fair value.

New Accounting Pronouncements

   As of January 1, 1998, the Company adopted SFAS No. 130, "Reporting Comprehensive Income" which established new rules for the reporting and display of comprehensive income and its components. SFAS No. 130 had no impact on the Company's financial statements.

   Effective January 1, 1998, the Company adopted SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information" which established new standards for the way public companies report information about operating segments in annual and interim financial statements. The Company operates in a single segment and accordingly, no segment disclosures are warranted for the years ended December 31, 1996, 1997 and 1998.

   In June 1998, the Financial Accounting Standards Board issued SFAS No. 133 "Accounting for Derivative Instruments and Hedging Activities" which is required to be adopted in years beginning after June 15, 1999. The Company does not anticipate that the adoption of SFAS No. 133 will have a significant effect on the financial position or results of operations of the Company.

Reclassifications

   Certain reclassifications have been made to the 1997 and 1996 consolidated financial statements to conform to the 1998 presentation.

                   O'REILLY AUTOMOTIVE, INC. AND SUBSIDIARIES

NOTE 2--ACQUISITION

   Effective January 31, 1998, the Company acquired 100% of the outstanding capital stock of Hi-Lo Automotive, Inc. and its subsidiaries (Hi-Lo). Hi-Lo was a specialty retailer supplying automotive aftermarket tools, supplies and accessories principally throughout Texas and Louisiana. The purchase price was approximately $49.3 million, including acquisition costs. The purchase price was financed with long-term borrowings under the Company's credit facility. The acquisition was accounted for using the purchase method of accounting and accordingly, the results of operations of Hi-Lo have been included in the Company's results of operations since the date of acquisition. The purchase price was allocated to assets acquired and liabilities assumed based on their estimated fair values. The excess of net assets acquired over the purchase price, which totaled approximately $9.7 million, has been applied as a reduction to the acquired property and equipment. Additional purchase liabilities recorded included approximately $5,622,000 for severance and certain costs associated with the closure and consolidation of certain acquired stores. At December 31, 1998, approximately $2,005,000 of the consolidation related costs remained on the accompanying balance sheet. The Company expects to complete its consolidation of facilities during 1999.

   The following unaudited pro forma financial information presents the combined historical results of the Company and Hi-Lo as if the acquisition had occurred at the beginning of 1997 and 1998, after giving effect to certain adjustments, including the application of the excess of net assets acquired over the purchase price to the acquired property and equipment and resulting effect on depreciation, increased interest expense on long-term debt related to the acquisition, and the related income tax effects.

                                                              1997      1998
                                                            --------- ---------
                                                              (In thousands,
                                                                  except
                                                              per share data)
      Product sales........................................ $ 554,719 $ 634,072
      Net income........................................... $  22,782 $  29,443
      Net income per share--assuming dilution.............. $    1.07 $    1.36

   The pro forma combined results are not necessarily indicative of the results that would have occurred if the acquisition had been completed as of the beginning of each of the years presented, nor are they necessarily indicative of future consolidated results.

NOTE 3--SHORT-TERM INVESTMENTS

   The Company's short-term investments are classified as available-for-sale in accordance with SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities," and are carried at cost, which approximates fair market value. At December 31, 1997 and 1998, short-term investments consisted of preferred equity securities.

NOTE 4--RELATED PARTIES

   The Company leases certain land and buildings related to its O'Reilly Auto Parts stores under six-year operating lease agreements with O'Reilly Investment Company and O'Reilly Real Estate Company, partnerships in which certain shareholders of the Company are partners. Generally, these lease agreements provide for renewal options for an additional six years at the option of the Company (see Note 7). Rent expense under these operating leases totaled $1,729,000 in 1996, $2,122,000 in 1997 and $2,158,000 in 1998.

                   O'REILLY AUTOMOTIVE, INC. AND SUBSIDIARIES

NOTE 5--NOTE PAYABLE TO BANK

   The Company had available a short-term unsecured bank line of credit providing for maximum borrowings of $5,000,000, all of which was outstanding at December 31, 1998. There were no borrowings outstanding at December 31, 1997. The line of credit bears interest at LIBOR plus 1.00% (6.63% at December 31, 1998). The line of credit was renewed and extended at January 28, 1999, and expires on April 28, 1999.

NOTE 6--LONG-TERM DEBT

   At December 31, 1998, the Company had available a credit facility providing for maximum borrowings of $173 million. The facility is comprised of a revolving credit facility of $125 million, and a term loan of $48 million. At December 31, 1998, $121,401,000 of the revolving credit facility and $48 million of the term loan was outstanding. The credit facility, which bears interest at LIBOR plus 0.50% (6.22% at December 31, 1998), expires in January 2003. In January 1999, the Company amended the credit facility to increase the amount of available borrowings under the revolving credit facility by $35 million (see Note 16). In addition, the Company had outstanding borrowings totaling $7,705,000 under its non-binding advised line of credit at December 31, 1998. This line of credit, which bears interest at 6.6%, was refinanced in connection with the Company's amendment of its credit facility in January 1999. At December 31, 1997, the Company had outstanding borrowings under its then existing revolving credit facilities amounting to $22,500,000.

   During 1998, the Company leased certain office equipment under capitalized leases. Pursuant to the terms of the lease agreements, the Company has committed to pay approximately $57,000 per month over three years. The present value of the future minimum lease payments under these agreements totaled $1,496,000 at December 31, 1998, which has been classified as long-term debt in the accompanying consolidated financial statements.

   Additionally, the Company has various unsecured notes payable to individuals, amounting to $271,000 and $255,032, at December 31, 1997 and 1998, respectively. The notes bear interest at rates ranging from 8% to 9% and are due in monthly installments of approximately $2,600 including interest. The notes mature in varying amounts between 1999 and 2000.

   Indirect borrowings under letters of credit and guarantees of indebtedness of others totaled $633,000 and $1,990,000 at December 31, 1997 and 1998, respectively.

   Principal maturities of long-term debt for each of the next five years ending December 31 are as follows (amounts in thousands):

             1999................................ $  8,691
             2000................................   13,164
             2001................................   12,657
             2002................................   15,011
             2003................................  129,118
             Thereafter..........................      216
                                                  --------
                                                  $178,857
                                                  ========

                   O'REILLY AUTOMOTIVE, INC. AND SUBSIDIARIES

   Cash paid by the Company for interest during the years ended December 31, 1996, 1997 and 1998 amounted to $35,000, $642,000 and $8,509,000, respectively.

NOTE 7--COMMITMENTS

Lease Commitments

   The Company leases certain office space, property and equipment under long-term, noncancelable operating leases. Future minimum rental payments, including commitments of $2,250,200 per year through 2004 in connection with the related-party leases described in Note 4, for each of the next five years ending December 31 and in the aggregate are as follows (amounts in thousands):

             1999............................. $11,824
             2000.............................  10,695
             2001.............................  10,281
             2002.............................   9,030
             2003.............................   7,675
             Thereafter.......................  34,000
                                               -------
                                               $83,505
                                               =======

   A portion of the Company's retail stores and certain equipment are leased. Most of these leases include renewal options and some include options to purchase and provisions for percentage rent based on sales.

   Rental expense amounted to $3,348,000, $4,136,000 and $13,862,000 for the years ended December 31, 1996, 1997 and 1998, respectively.

Other Commitments

   During October 1998, the Company announced that it had entered into a definitive agreement to purchase substantially all of the assets of Hinojosa Auto Parts ("Hinojosa") effective April 1, 1999. Hinojosa is a specialty retailer of auto parts which operates 10 stores and a distribution center in the Rio Grande Valley along the Texas/Mexico border. Under the terms of the agreement, the Company will pay approximately $6 million in cash. The Company will not assume any liabilities of Hinojosa.

   The Company also had construction commitments which totaled approximately $12.4 million at December 31, 1998.

NOTE 8--LEGAL PROCEEDINGS

   The Company is currently involved in litigation as a result of a complaint filed against Hi-Lo in May 1997. The plaintiff in this lawsuit sought to certify a class action on behalf of persons or entities in the states of Texas, Louisiana and California that have purchased a battery from Hi-Lo since May 1990. The complaint alleges that Hi-Lo offered and sold "old," "used" and "out of warranty" batteries as if the batteries were new, resulting in claims for violations of deceptive trade practices,

                   O'REILLY AUTOMOTIVE, INC. AND SUBSIDIARIES breach of contract, negligence, fraud, negligent misrepresentation and breach of warranty. The plaintiff is seeking, on behalf of the class, an unspecified amount of compensatory and punitive damages, as well as attorneys' fees and pre- and post-judgment interest. On July 27, 1998, the Trial Court certified this class. The Company appealed the decision to certify the class in the Court of Appeals for the Ninth District of Texas. On February 25, 1999, the Court of Appeals issued an opinion affirming the Trial Court's decision to certify the class. The Company intends to contest this ruling by seeking a mandamus from the Supreme Court of Texas. The Company believes that the accusations made in this case are unfounded, and intends to defend this lawsuit vigorously. Although it is difficult at this stage to determine the likely outcome of the case, the Company believes that this lawsuit will not have a material adverse effect on the Company's results of operations or financial position.

   In addition, the Company and its subsidiaries are involved in various other legal proceedings incidental to the conduct of its business. Although the Company cannot ascertain the amount of liability that it may incur from any of these matters, it does not currently believe that, in the aggregate, they will have a material adverse effect on the consolidated financial position, results of operations or cash flow of the Company.

NOTE 9--INTEREST RATE RISK MANAGEMENT

   During 1998, the Company entered into an interest rate swap agreement to effectively convert a portion of its floating rate long term debt to a fixed rate basis, thereby reducing the impact of interest rate changes on future income. Pursuant to this pay-fixed swap agreement, the Company agreed to exchange, at specified intervals, the difference between the fixed and the floating interest amounts calculated on the notional amount of the swap agreement which totaled $100 million at December 31, 1998. The Company's fixed interest rate under the swap agreement was 5.69% and the counterparty's floating rate was 5.45% at December 31, 1998.

NOTE 10--EMPLOYEE BENEFIT PLANS

   The Company sponsors a contributory profit sharing and savings plan that covers substantially all employees who are 21 years of age with at least six months of service. Employees may contribute up to 15% of their annual compensation subject to Internal Revenue Code maximum limitations. The Company has agreed to make matching contributions equal to 50% of the first 2% of each employee's contribution and 25% of the next 2% of each employee's contribution. Additional contributions to the plan may be made as determined annually by the Board of Directors. After three years of service, Company contributions and earnings thereon vest at the rate of 20% per year of service with the Company. Company contributions charged to operations amounted to $1,229,000 in 1996, $1,485,000 in 1997 and $1,818,000 in 1998. Company contributions, in the form of common stock, to the profit-sharing and savings plan to match employee contributions during the years ended December 31 were as follows:

              Year                                                                        Market
           Contributed                      Shares                                        Value
           -----------                      ------                                       --------
              1996                          19,786                                       $344,000
              1997                          20,913                                        415,000
              1998                          15,719                                        514,000

                   O'REILLY AUTOMOTIVE, INC. AND SUBSIDIARIES

   Profit-sharing contributions accrued at December 31, 1996, 1997 and 1998 were funded in the next year through issuance of shares of the Company's common stock as follows:

            Year                                                                         Market
           Funded                       Shares                                           Value
           ------                       ------                                         ----------
            1996                        39,652                                         $  684,000
            1997                        49,540                                            884,000
            1998                        36,193                                          1,070,000

   The Company also sponsors an unfunded noncontributory defined benefit health care plan, which provides certain health benefits to retired employees. According to the terms of this plan, retirees' annual benefits are limited to $1,000 per employee starting at age 66 for employees with 20 or more years of service. Postretirement benefit costs for each of the years ended December 31, 1996, 1997 and 1998 amounted to $12,000.

   Additionally, the Company has adopted a stock purchase plan under which 500,000 shares of common stock are reserved for future issuance. Under the plan, substantially all employees and non-employee directors have the right to purchase shares of the Company's common stock monthly at a price equal to 85% of the fair market value of the stock. Under the plan, 32,936 shares were issued at an average price of $14.61 per share during 1996, 32,584 shares were issued at an average price $17.49 per share during 1997 and 37,316 shares were issued at an average price of $30.09 per share during 1998.

   The Company adopted a performance incentive plan for the Company's senior management under which 200,000 shares of restricted stock are reserved for future issuance. Under the plan, 556, 1,386 and 2,679 shares were issued during 1996, 1997 and 1998, respectively.

NOTE 11--STOCK OPTION PLANS

   The Company has a stock option plan under which incentive stock options or nonqualified stock options may be granted to officers and key employees. An aggregate of 3,000,000 shares of common stock is reserved for future issuance under this plan. The exercise price of options granted shall not be less than the fair market value of the stock on the date of grant and the options will expire no later than 10 years from the date of grant. Options granted pursuant to the plan become exercisable no sooner than six months from the date of grant. In the case of a stockholder owning more than 10% of the outstanding stock of the Company, the exercise price of an incentive option may not be less than 110% of the fair market value of the stock on the date of grant, and such options will expire no later than 10 years from the date of grant. Also, the aggregate fair market value of the stock with respect to which incentive stock options are exercisable for the first time by any individual in any calendar year may not exceed $100,000. A summary of outstanding stock options is as follows:

                                                          Price per    Number
                                                            Share     of Shares
                                                        ------------- ---------
      Outstanding at December 31, 1995................. $ 8.75-$16.88  763,000
        Granted........................................  14.38- 20.00   51,500
        Exercised......................................   8.75- 15.50 (120,300)
        Canceled.......................................  13.25- 19.54  (35,500)
                                                                      --------

                   O'REILLY AUTOMOTIVE, INC. AND SUBSIDIARIES

                                                          Price per    Number
                                                            Share     of Shares
                                                        ------------- ---------
      Outstanding at December 31, 1996................. $ 8.75-$20.00   658,700
        Granted........................................  15.63- 28.00   755,000
        Exercised......................................   8.75- 18.38   (71,500)
        Canceled.......................................   8.75- 17.88    (6,000)
                                                                      ---------
      Outstanding at December 31, 1997.................   8.75- 28.00 1,336,200
        Granted........................................  24.75- 45.81   411,875
        Exercised......................................   8.75- 32.13  (119,300)
        Canceled.......................................   8.75- 41.75   (34,350)
        Forfeitures....................................          8.75    (2,500)
                                                                      ---------
      Outstanding at December 31, 1998................. $12.13-$45.81 1,591,925
                                                                      =========

   Options to purchase 637,700, 521,700 and 799,550 shares of common stock were exercisable at December 31, 1996, 1997 and 1998, respectively.

   The Company also maintains a stock option plan for non-employee directors of the Company under which 150,000 shares of common stock are reserved for future issuance. All director stock options are granted at fair market value on the date of grant and expire on the earlier of termination of service to the Company as a director or seven years. Options granted under this plan become exercisable six months from the date of grant. A summary of outstanding stock options is as follows:

                                                                        Number
                                                       Price per Share of Shares
                                                       --------------- ---------
      Outstanding at December 31, 1995................  $ 8.75-$13.50    30,000
        Granted.......................................          18.19    10,000
                                                                        -------
      Outstanding at December 31, 1996................    8.75- 18.19    40,000
        Granted.......................................   18.56- 28.88    15,000
        Exercised.....................................    8.75- 18.19   (20,000)
        Canceled......................................          18.56    (5,000)
                                                                        -------
      Outstanding at December 31, 1997................    8.75- 18.19    30,000
        Granted.......................................          27.00    10,000
        Exercised.....................................           8.75    (5,000)
        Canceled......................................            --        --
                                                                        -------
      Outstanding at December 31, 1998................  $13.13-$27.00    35,000
                                                                        =======

   All options under this plan were exercisable at December 31, 1996, 1997 and 1998.

   Pro forma information regarding net income and earnings per share is required by SFAS No. 123, and has been determined as if the Company had accounted for its employee and non-employee director stock options under the fair value method of that SFAS.

   The fair values for these options were estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions for 1996, 1997 and 1998, respectively: risk-free interest rates of 5.39%, 5.53% and 4.74%; volatility factors of the expected market price of the Company's common stock of .200, .200 and .221; and weighted-average expected

                  O'REILLY AUTOMOTIVE, INC. AND SUBSIDIARIES life of the options of 3.5, 6.4 and 8.0 years. The Company assumed a 0% dividend yield over the expected life of the options. The weighted-average fair values of options granted during the years ended December 31, 1996, 1997 and 1998 were $4.79, $8.28, and $12.88, respectively. The weighted-average remaining contract life at December 31, 1998 for all outstanding options under the Company's stock option plans is 6.95 years. The weighted average exercise price for all outstanding options under the Company's stock option plans was $21.74 at December 31, 1998.

   The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options, which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions, including the expected stock price volatility. Because the Company's stock options have characteristics significantly different from those of traded options and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing model does not necessarily provide a reliable single measure of the fair value of its employee stock options.

   For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The effects of applying SFAS No. 123 for pro forma disclosures are not likely to be representative of the effects on reported net income or losses for future years. The Company's pro forma information follows:

                                                         1996    1997    1998
                                                        ------- ------- -------
                                                         (In thousands, except
                                                            per share data)

      Pro forma net income............................. $18,494 $22,432 $29,242
                                                        ======= ======= =======
      Pro forma basic net income per share............. $  0.89 $  1.07 $  1.38
                                                        ======= ======= =======
      Pro forma net income per share--
       assuming dilution............................... $  0.88 $  1.05 $  1.35
                                                        ======= ======= =======

NOTE 12--INCOME PER COMMON SHARE

   The following table sets forth the computation of basic and diluted income per common share:

                                                        Year ended December 31,
                                                        -----------------------
                                                         1996    1997    1998
                                                        ------- ------- -------
                                                         (In thousands, except
                                                            per share data)
Numerator (basic and diluted):
  Net income........................................... $18,971 $23,143 $30,772
                                                        ======= ======= =======
Denominator:
  Denominator for basic income per common share--
   Weighted-average shares.............................  20,864  21,043  21,238
  Effect of employee stock options (Note 11)...........     168     234     364
                                                        ------- ------- -------
  Denominator for diluted income per common share
   adjusted weighted-average shares and assumed
   conversions.........................................  21,032  21,277  21,602
                                                        ======= ======= =======
Basic net income per common share...................... $  0.91 $  1.10 $  1.45
                                                        ======= ======= =======
Net income per common share--assuming dilution ........ $  0.90 $  1.09 $  1.42
                                                        ======= ======= =======

                   O'REILLY AUTOMOTIVE, INC. AND SUBSIDIARIES

NOTE 13--INCOME TAXES

   Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities are as follows at December 31:

                                                                  1997    1998
                                                                 ------  ------
                                                                      (In
                                                                  thousands)
      Deferred tax assets:
        Current:
          Allowance for doubtful accounts....................... $  138  $  225
          Vacation accrual......................................    567     852
          Inventory carrying value..............................    636     --
          Other accruals........................................     83   3,031
                                                                 ------  ------
                                                                  1,424   4,108
        Noncurrent:
          Property and equipment................................    --    1,843
          Other.................................................    158   1,335
                                                                 ------  ------
                                                                    158   3,178
                                                                 ------  ------
      Total deferred tax assets.................................  1,582   7,286
      Deferred tax liabilities:
        Current:
          Inventory carrying value..............................    --    1,270
                                                                 ------  ------
                                                                    --    1,270
        Noncurrent:
          Property and equipment................................  2,273     --
          Other accruals........................................     30     --
                                                                 ------  ------
      Total deferred tax liabilities............................  2,303   1,270
                                                                 ------  ------
            Net deferred tax assets (liabilities)............... $ (721) $6,016
                                                                 ======  ======

   The provision for income taxes consists of the following:

                                                        Current Deferred   Total
                                                        ------- --------  -------
                                                             (In thousands)
      1996:
        Federal........................................ $ 8,502 $ 1,316   $ 9,818
        State..........................................   1,077     167     1,244
                                                        ------- -------   -------
                                                        $ 9,579 $ 1,483   $11,062
                                                        ======= =======   =======
      1997:
        Federal........................................ $13,562 $  (915)  $12,647
        State..........................................   1,893    (127)    1,766
                                                        ------- -------   -------
                                                        $15,455 $(1,042)  $14,413
                                                        ======= =======   =======
      1998:
        Federal........................................ $10,386 $ 6,852   $17,238
        State..........................................   1,156     777     1,933
                                                        ------- -------   -------
                                                        $11,542 $ 7,629   $19,171
                                                        ======= =======   =======

                   O'REILLY AUTOMOTIVE, INC. AND SUBSIDIARIES

   A reconciliation of the provision for income taxes to the amounts computed at the federal statutory rate is as follows:

                                                         1996     1997    1998
                                                        -------  ------- -------
                                                            (In thousands)
      Federal income taxes at statutory rate........... $10,512  $13,145 $17,480
      State income taxes, net of federal tax benefit...     809    1,148   1,256
      Other items, net.................................    (259)     120     435
                                                        -------  ------- -------
                                                        $11,062  $14,413 $19,171
                                                        =======  ======= =======

   The tax benefit associated with the exercise of non-qualified stock options has been reflected as additional paid-in capital in the accompanying consolidated financial statements.

   During the years ended December 31, 1996, 1997 and 1998, cash paid by the Company for income taxes amounted to $9,015,000, $12,168,000 and $16,229,000, respectively.

NOTE 14--STOCK SPLIT

   On July 8, 1997, the Company's Board of Directors declared a two-for-one stock split to be effected in the form of a 100% stock dividend payable to all shareholders of record as of July 31, 1997. The stock dividend was paid on August 31, 1997. Accordingly, the stock split has been recognized by reclassifying $105,000, the par value of the additional shares resulting from the split, from retained earnings to common stock. All share and per share information included in the accompanying consolidated financial statements has been restated to reflect the retroactive effect of the stock split for all periods presented.

NOTE 15--QUARTERLY FINANCIAL DATA--UNAUDITED

                                              First    Second   Third    Fourth
                                             Quarter  Quarter  Quarter  Quarter
                                             -------- -------- -------- --------
                                               (In thousands, except per share
                                                            data)
Year ended December 31, 1997
  Product sales............................. $ 68,472 $ 82,448 $ 87,517 $ 77,962
  Gross profit..............................   29,191   34,715   36,531   34,173
  Operating income..........................    7,928    9,493   10,467    9,196
  Net income................................    5,007    6,082    6,621    5,433
  Basic net income per share................     0.24     0.29     0.31     0.26
  Net income per share--assuming dilution...     0.24     0.29     0.31     0.25
Year ended December 31, 1998
  Product sales............................. $118,269 $165,242 $172,784 $160,007
  Gross profit..............................   50,669   66,201   69,345   71,648
  Operating income..........................   10,602   13,745   15,435   17,119
  Net income................................    5,819    7,672    8,361    8,920
  Basic net income per share................     0.28     0.36     0.39     0.42
  Net income per share--assuming dilution...     0.27     0.36     0.39     0.41

                   O'REILLY AUTOMOTIVE, INC. AND SUBSIDIARIES

   The above quarterly financial data is unaudited, but in the opinion of management, all adjustments necessary for a fair presentation of the selected data for these interim periods presented have been included.

NOTE 16--SUBSEQUENT EVENTS

   Effective January 4, 1999, the Company entered into a Master Lease Agreement with O'Reilly-Wooten 2000 LLC (an entity owned by certain shareholders of the Company) related to the sale and leaseback of certain properties. The transaction closed on January 4, 1999 with a purchase price of approximately $5.5 million. The lease calls for an initial term of 15 years with two five-year renewal options.

   In January 1999, the Company amended its syndicated credit facility. Under the terms of the amendment, the commitment under the revolving credit facility was increased to $160,000,000 from $125,000,000. This $35,000,000 increase terminates July 31, 1999 or upon the occurrence of a "capital markets event" (as defined). The Company believes that the completion of the offering discussed below will constitute a capital markets event. Advances under this amendment bear interest at the rates provided for in the original credit agreement.

   On March 5, 1999, the Company filed a registration statement with the Securities and Exchange Commission for a secondary offering of 4,140,000 shares of common stock, 3,000,000 of which are to be offered by the Company. The net proceeds from this offering will be used to repay certain of the outstanding indebtedness of the Company under its credit facility.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                        O'REILLY AUTOMOTIVE, INC.

Date:  March 12, 1999                   /s/ James R. Batten
                                        ------------------------------
                                        James R. Batten
                                        Vice-President of Finance, Chief
                                        Financial Officer and Treasurer